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Consent of Independent Registered Public Accounting Firm

Spyglass Capital Management LLC
508 California Street, 8th Floor
San Francisco, CA 94104

We hereby consent to the use, in the Investment Company Act File No. 811-21897 and Securities Act File No. 333-133691, Amendment No. 47 under the Investment Company Act of 1940 and Post- Effective Amendment No. 44 under the Securities Act of 1933 in Form N-1A (the "Registration Statement"), of our report dated February 16, 2017 and December 21, 2017, relating to the Financial Statements of Spyglass Partners Fund LP for the period from October 1, 2015 (Inception) to December 31, 2016, which is contained in the Statement of Additional Information of such Registration Statement to be filed on December 21, 2017.

BDO USA, LLP
San Francisco, California

December 21, 2017